Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment AGREEMENT (“Agreement”) is made by and between EDGE PETROLEUM CORPORATION, a Delaware corporation (“Company”), and JOHN W. ELIAS (“Executive”).

WITNESSETH:

WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

WHEREAS, Company and Executive desire to amend and restate the Agreement to establish documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executives agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1           EMPLOYMENT:  EFFECTIVE DATE.  Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Beginning Date (as hereinafter defined) and continuing for the period of  time set forth in Article 2, Paragraph 2.1 of this Agreement, subject to the terms and conditions of this Agreement.  For purposes of this Agreement, the “Effective Date” shall be the first date that Executive reports for work at the offices of Company, but no later than November 16, 1998.  This Agreement is amended and restated effective April 3, 2008.

1.2           POSITIONS.  Effective as of the Effective Date, Company shall cause Executive to be appointed Chairman, President and Chief Executive officer of Company and to be elected a member of the Board of Directors of Company (the “Board of Directors”).  Company shall maintain Executive in such position, or in such other positions as the parties mutually may agree, for the full term of Executive’s employment hereunder.

1.3           DUTIES AND ADVICE.  Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time.  Executive’s employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

1.4           OTHER INTERESTS.  Executive agrees during the period of his employment by Company to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses whether or not similar to that of Company, except with the consent of the Board of Directors.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other civic, charitable and business activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors.

1.5           DUTY OF LOYALTY.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interest of Company.  In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2

TERM AND TERMINATION OF EMPLOYMENT

2.1           TERM.  Unless sooner termination pursuant to other provisions hereof, Company agrees to employ Executive beginning on Monday, November 16, 1998 and extending for a three-year period beginning January 1, 1999 (the “Term of Employment”).  Beginning with the first anniversary of the Effective Date, said term of employment shall be extended automatically for an additional successive one-year period as of each anniversary of the Effective Date that occurs while this Agreement is in effect; provided, however, that if, at any time prior to any such anniversary date of the Effective Date, either party shall give written notice to the other that no such automatic extensions shall occur, Executive’s employment shall terminate on the last day of the two-year period beginning on the anniversary date of the Effective Date that next occurs after such notice is given.

2.2           COMPANY’S RIGHT TO TERMINATE.  Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under the Agreement at any time for the following reasons:

(i)	upon Executive’s death;

(ii)

upon Executive’s becoming incapacitated by accident, sickness or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis with reasonable accommodations for a period of at least 120 consecutive days or for a period of 180 business days during any twelve-month period;

(iii)

for cause, which for purposes of this Agreement shall mean Executive’s gross negligence, gross neglect or willful misconduct in the performance of the duties required of him hereunder or Executive’s final conviction of a felony or if a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle;

(iv)	for Executive’s material breach of any material provisions of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

(v)	for any reason whatsoever, in the sole discretion of the Board of Directors.

2.3           EXECUTIVE’S RIGHT TO TERMINATE.  Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(i)

for (A) Company’s material breach of any material provision of this agreement, (B) Company’s assignment to Executive of duties and responsibilities that are materially inconsistent with the positions referred to in Article 1, paragraph 1.2, (C) Company’s failure to appoint or elect or reappoint or re-elect Executive to the positions referred to in Article 1, paragraph 1.2, (D) a change in the location of Executive’s principal place of employment by Company by more than 50 miles from the location where he was principally employed immediately prior to such change; provided, however, that prior to Executive’s termination of employment under this paragraph 2.3(i), Executive must give written notice to Company of any such breach, assignment or failure within 90 days of its initial existence and such breach, assignment or failure must remain uncorrected for 30 days following such written notice (the “Correction Period”), and Executive must terminate his employment within 30 days of the expiration of the Correction Period; or

(ii)	for any other reason, in the sole discretion of Executive;

2.4           NOTICE OF TERMINATION.  If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any provisions hereof or rights arising hereunder, including, without limitation, the provisions of Article 4 hereof.  Such notice shall also, to the extent material to any right or obligation hereunder constitute notice under paragraph 2.1 of the discontinuance of any  further automatic extensions of the term of paragraph 2.1.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1           BASE SALARY.  During the period of this Agreement, Executive shall receive a minimum base salary of $350,000.  The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall review Executive’s base salary at the end of the initial three-year term and on an annual basis thereafter, and shall make a recommendation to the Board of Directors regarding possible increases in Executive’s annual base salary, and the Board of Director’s, in its sole discretion, may increase but not decrease Executive’s annual base salary.  Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

3.2           ANNUAL BONUSES.  For the 1999 performance year, no bonus will be considered for Executive.  In subsequent years ending during the period of this Agreement,

Executive shall be eligible to receive an annual bonus under the Edge Petroleum Corporation Executive Incentive Plan (or any successor thereto) as established from time to time by the Compensation Committee based on an Incentive Target of 50% of Executive’s annual base salary, with a Maximum Incentive of 100% of Executive’s annual base salary.  A combination of specific objective and subjective performance criteria shall be established mutually between the Compensation Committee and Executive on an annual basis.

3.3           INITIAL STOCK OPTION.  On January 4, 1999, Company shall grant to Executive an option (the “Initial Option”) to purchase 200,000 shares of Company’s common stock (“Common Stock”).  Such Initial Options will be issued outside of Company’s 1997 Incentive Plan.  The purchase price for each share of stock subject to the Initial Option shall be equal to the Fair Market Value (the mean of the highest and lowest sales price per share of the Common Stock on the applicable date) of a share of Common Stock as of January 4, 1999.  The Initial Stock Option shall (i) be a nonqualified stock option, (ii) have a ten-year term, (iii) become exercisable cumulatively in 33 1/3% increments beginning January 1, 1999 and at each of January 1, 2000 and January 1, 2001.

3.4           SUBSEQUENT STOCK OPTIONS. Subject to the discretion of the Board of Directors, Company shall grant to Executive the option to purchase a number of shares of stock pursuant to Company’s 1997 Incentive Plan or, at the election of the Compensation Committee, out of other appropriate Company stock outside of the 1997 Incentive Plan, in accordance with the following schedule:

January 1, 2000	50,000 shares
January 1, 2001	50,000 shares
January 1, 2002	50,000 shares
January 1, 2003	50,000 shares
January 1, 2004	50,000 shares

The purchase price for each share of Common Stock subject to each subsequent option shall be equal to the Fair Market Value of a share of stock as of the date of grant of such subsequent option.  Subject to the terms of the 1997 Incentive Plan and the agreement to be executed by Company and Executive evidencing each subsequent option, each subsequent option shall (i) be a nonqualified stock option (ii) have a ten-year term, and (iii) become exercisable 100% on the second anniversary of the date of grant of such subsequent option.

3.5           LIFE INSURANCE.  Company will provide, or cause to be provided, to Executive, at no cost to Executive, $1,000,000 of term life insurance coverage payable to a beneficiary to be designated in writing by Executive, together with a tax gross-up payment in the amount necessary to offset any applicable taxes imposed on Executive by reason of such coverage and such tax gross-up payment.  In no event will any gross-up payment be made later than 30 days after the end of the calendar year in which the applicable life insurance coverage is provided.  Notwithstanding the foregoing, however, if Executive fails to qualify medically for such insurance coverage at standard rates for his age group, Company shall not be required to provide such coverage unless Executive pays the cost of such coverage that is in excess of the standard rate cost.  Such insurance, including replacement or substitute policies therefor, shall be maintained for the same period as Executive’s compensation hereunder is continued pursuant to Article 7 hereof.

3.6           OTHER PERQUISITES.  During his Term of Employment, Executive shall be afforded the following benefits as incidences of his employment:

(i)

BUSINESS AND ENTERTAINMENT EXPENSES. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including dues and fees to industry and professional organizations and cost of entertainment and business development.

(ii)

CLUB EXPENSES. In addition to other business and entertainment expenses reimbursable pursuant to subparagraph 3.6(i) above, Company shall pay all membership fees, dues and assessment for a club if Executive is requested to join a club. The foregoing notwithstanding, Company shall not be obligated to buy from Executive, or to reimburse Executive for the price of, his membership in any club of which Executive is a member prior to the Effective Date.

(iii)	ANNUAL PHYSICAL EXAMINATION. Company shall pay for the cost of an annual physical examination to be conducted by a doctor or clinic of Executive’s choosing in Houston, Texas.

(iv)	PARKING. Company shall provide at no expense to Executive a parking place convenient to Executive’s office.

(v)	VACATION. During each year of his employment, Executive shall be entitled to five weeks of paid vacation in accordance with Company vacation policy.

(vi)	SUPPORT STAFF. Executive shall be entitled to secretarial and/or other assistance to the extent needed to fulfill his corporate responsibilities.

(vii)	BENEFIT PLAN. Executive shall be allowed to participate in all employee benefit plans.

(viii)

OTHER COMPANY BENEFITS. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, employee stock ownership plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this subparagraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4

PROTECTION OF INFORMATION

4.1           DISCLOSURE TO EXECUTIVE.  Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business goodwill on behalf of Company or its affiliates.

4.2           DISCLOSURE TO AND PROPERTY OF COMPANY.  All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) which relate to Company’s business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions and prospects, the identity of customers or their requirements, the identity of key contacts within the customer organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and markets) shall be disclosed to Company and are and shall be the sole and exclusive property of Company.  Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specification computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such information, ideas, concepts, improvements, discoveries, and innovations are and shall be the sole and exclusive property of Company.  Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

4.3           NO UNAUTHORIZED USE OR DISCLOSURE.  Executive will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof except in the carrying out of its Executive employment responsibilities hereunder.  Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this paragraph.  As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates.  Executive also agrees to preserve and protect the confidential information and trade secrets to the same extent, and on the same basis, as Company’s confidential business information and trade secrets.

4.4           OWNERSHIP BY COMPANY.  If during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible media of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawing maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), Company shall be deemed the author of such work.  If the work is prepared by Executive in the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work.  If such work related in any way to the business of Company but is neither prepared by Executive within the scope of Executive’s employment nor is work especially ordered that is deemed to be a work for hire, then Executive hereto agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

4.5           ASSISTANCE OF EXECUTIVE.  Both during the period of Executive’s employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

4.6           REMEDIES.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and company shall be entitled to enforce the provisions of this Article by termination of payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that payments then owing to Executive may not be terminated unless the Board of Directors determines that such breach by Executive has directly resulted or could reasonably be expected to result in a material adverse economic impact on Company’s business.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to this and other agreements with Executive.

ARTICLE 5

NONCOMPETITION OBLIGATIONS

5.1           IN GENERAL.  As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and confidential information of Company and its affiliates that have been and will be disclosed or entrusted to Executive, the business goodwill of Company and its affiliates that has been and will in the future be developed by Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations hereunder. Executive shall not, directly or indirectly, for Executive or for others, in any geographic area or market (other than Company’s home office) where Company or any of its affiliates are conducting any business (or is active in pursuing a geologic trend) or have during the previous twelve months conducted such business or actively pursued a geologic trend:

(i)	engage in any business that is directly competitive with the business conducted by Company;

(ii)

render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competition with the business conducted by Company with respect to such competitive business; or

(iii)

induce any employee of Company or any of its affiliates to terminate his or her employment with Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

These non-competition obligations shall apply during the period that Executive is employed by Company and during any period after Executive’s termination of Employment when Company is providing Executive with Termination Benefits pursuant to Article 7.  Notwithstanding the preceding sentence, these non-competition obligations shall not apply after Executive’s termination of employment by Company by reason of paragraph 2.2(v).

5.2           ENFORCEMENT AND REMEDIES.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, provided, however, that payments then owing to Executive may not be terminated unless the Board of Directors determines that such breach by Executive has directly resulted or could reasonably be expected to result in a material adverse economic impact on Company business.  Such  remedies shall not be deemed the exclusive remedies for a breach of  this Article, but shall be in addition to all remedies available at  law or in equity to Company, including without limitation, the  recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company  pursuant to this and  other agreements with Executive.

5.3           REFORMATION.  It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6

STATEMENTS CONCERNING COMPANY

6.1           IN GENERAL.  Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or on such entities’ business affairs, officers, employees, agents or representatives; or that constitute an intrusion into the seclusion or private lives of any of such entities’ officers, employees, agents or representatives; or that give rise to unreasonable adverse publicity about the private lives of any of such entities’ officers, employees, agents, or representatives or that place Company, any of its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any such entities’ officers, employees, agents, or representatives, except where any of such actions are disclosures required by operation of law or judicial process.  A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7

EFFECT OF TERMINATION ON COMPENSATION

7.1           BY EXPIRATION.  If Executive’s employment hereunder shall terminate upon expiration of the Term of Employment provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment.

7.2           BY COMPANY.  If Executive’s employment hereunder shall be terminated by Company prior to expiration of the Term of Employment provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2(iii) or (iv), then Company shall provide Executive with the Termination Benefits.  For the purpose of this Agreement, the term “Termination Benefits” shall mean the following: (i) Company shall continue to pay to Executive his base salary then in effect pursuant to paragraph 3.1 for the unexpired portion of the term set forth in paragraph 2.1 (the “Salary Severance Amount”) as determined pursuant to Section 7.7(i) below; (ii) all outstanding stock options granted by Company to Executive shall become immediately exercisable in full upon Executive’s termination of employment and for a period of twelve months thereafter (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option); (iii) Company shall pay to Executive a lump sum cash payment equal to Executive’s Incentive Target (the “Target Bonus”) amount prorated for the number of months in the performance year of Executive’s termination of employment that have elapsed prior to termination at the time determined pursuant to Section 7.7(ii) below, (iv) pursuant to Section 7.7(iii) below, the life insurance coverage and annual tax gross-up pursuant to paragraph 3.5 shall continue to be provided to Executive for the unexpired portion of the Term of Employment set forth in paragraph 2.1, (v) within 10 business days after the date of Executive’s termination of employment, Company shall pay Executive a lump sum cash payment equal to the amount credited to his accounts under the Edge Petroleum Corporation Employees’ Profit Sharing Plan and the Employee Stock Ownership Plan, or any similar plans or programs that are forfeitable in accordance with the terms of such plans and (vi) during the period, if any (but in no event for more than 18 months after the date of Executive’s termination of employment), that Executive elects to continue coverage for himself and any of his eligible dependents under Company’s group health plan pursuant to the continuation of coverage provisions contained in Sections 601 et req. of the Employee Retirement Income Security Act of 1974, as amended, Executive’s premiums for such coverage shall be no greater than that charged by Company generally to its active executive employees for coverage under such plans.  In the event Company does not fulfill its obligations under paragraph 1.1 to employ Executive and appoint him to the positions set forth in paragraph 1.2, Executive shall be entitled to the Initial Option and to Termination Benefits as if Executive’s employment terminated on the Effective Date.

7.3           BY EXECUTIVE.  If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason thereof, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall occur for the reason encompassed by paragraph 2.3(i), then Company shall provide Executive with the Termination Benefits.

7.4           NO DUTY TO MITIGATE.  Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 7.  Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 7 apply shall not reduce company obligations to make a payment to Executive (or the amount of such payment) pursuant to this Article 7.  Notwithstanding the preceding sentence, if, and to the extent that, following the termination of his employment under circumstances pursuant to which this Article 7 applies, Executive becomes entitled to receive benefits from a third party that are comparable to the Termination Benefits set forth in paragraph 7.2(iv) and (vi), Company’s obligation to provide such Termination Benefits to Executive shall cease.

7.5           LIQUIDATED DAMAGES.  In light of the difficulties in estimating the damages for an early termination of this Agreement, company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 7 shall be received by Executive as liquidated damages.

7.6           INCENTIVE AND DEFERRED COMPENSATION.  This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment.  Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.  Without limiting the scope of the preceding sentence, Executive acknowledges that he has no right to grants of stock options either under the stock plans maintained by Company or otherwise other than (i) as provided in paragraphs 3.3 or 3.4 hereof or (ii) in the discretion of the Compensation Committee or the Board of Directors.

7.7           TIME AND FORM OF TERMINATION PAYMENTS

(i)            Salary Severance Amount.  The Salary Severance Amount described in Section 7.2(i) above shall be paid as follows in the event of a termination during 2008:

(a) First Payment Level.  A portion of the Salary Severance Amount equal to two times the limit on compensation set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) ($460,000 for 2008) shall be paid in an immediate lump sum on the date five days following his Termination Date.

(b) Second Payment Level.  A portion of the Salary Severance Amount shall be paid according to paragraphs (1) or (2) to be determined as follows:

(1)           Termination On or Before June 30, 2008.  If the date of Executive’s termination of employment (“Termination Date”) occurs on or before June 30, 2008, the Second Payment Level shall be comprised of the following payments:

(A)  On the date that is six months following the Termination Date, Executive shall receive a lump sum payment of a portion of the Salary Severance Amount equal to the total amount of base salary Executive would have received during such six-month period had he remained employed.

(B)  Following the six-month period described in the immediately preceding paragraph, Executive shall receive a portion of the Salary Severance Amount in monthly payments equal to the monthly base salary payments he would have received had he remained employed through December 31, 2008; provided that the sum of the First Payment Level and the monthly payments under this section shall not exceed the Salary Severance Amount.

(C)  On January 2, 2009, Executive shall receive a cash lump sum equal to the amount of Salary Severance Amount, if any, that remains unpaid following the payment of the amounts described in the First Payment Level and Second Payment Level.

(2)           Termination After June 30, 2008.  If Executive’s Termination Date occurs after June 30, 2008, Executive shall receive the remaining balance of his Salary Severance Amount as reduced by the First Payment Level on the later of January 2, 2009 or five days after his Termination Date.

(ii)           Target Bonus.  Executive’s Target Bonus described in Section 7.2(iii) above shall be paid as follows:

(a)           If Executive’s Termination Date occurs in 2008, the Target Bonus shall be paid on the later of (1) January 2, 2009 or (2) five days following his Termination Date.

(b)          If Executive’s Termination Date occurs in 2009, the Target Bonus shall be paid five days following his Termination Date.

(iii)          Life Insurance Gross-Up.  Executive’s life insurance gross-up payment shall be made on the later of January 2, 2009 or five days following Executive’s Termination Date.

7.8           SECTION 409A.  This Agreement is intended to comply with Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and guidance, Employer shall, after consulting with Executive, reform such provision to comply with Code Section 409A, to the extent permitted under Code Section 409A; provided, however, that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then the payments and benefits under this Agreement that are subject to Code Section 409A shall be made or provided (subject to the last sentence hereof) on the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Termination of employment or (ii) the date of Executive’s death (the “Delay Period”).  Payments subject to the Delay Period shall be paid to Executive without interest for such delay in payment.  Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Company and its employees, officers, directors, Affiliates and Subsidiaries shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its employees, officers, directors, Affiliates and Subsidiaries to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

ARTICLE 8

MISCELLANEOUS

8.1           NOTICES.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Edge Petroleum Corporation
Texaco Heritage Plaza
1111 Bagby, Suite 2100
Houston, Texas 77002
Telecommunications Number: (713) 654-8960
Attention: Corporate Secretary

If to Executive:	John W. Elias
1923 Olympia Drive
Houston, Texas 77019

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2           APPLICABLE LAW.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

8.3           NO WAIVER.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provisions of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4           SEVERABILITY.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or enforceability of the provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5           COUNTERPARTS.  This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.6           WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS.  Company may withhold from any benefits and payments made pursuant to this agreement all federal, state, city and other taxes as may be required pursuant to any law or government regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7           HEADINGS.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8           GENDER AND PLURALS.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and converse.

8.9           AFFILIATE.  As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

8.10         ASSIGNMENT.  This agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise without the prior written consent of the other party.

8.11         TERM.  This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1.  Termination shall not affect any right or obligation of any party which is accrued or vested prior to such terminations.  Without limiting the scope of the preceding sentences, the provisions of Articles 4, 5 and 6 shall survive any termination of the employment relationship and/or of this Agreement.

8.12         ENTIRE AGREEMENT.  Except as provided in (i) the written benefit plans and programs and agreements referenced in Article 3 and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, including, without limitation, the Severance Agreement, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company.  Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AMENDED AND RESTATED AGREEMENT ON THE 3rd DAY OF APRIL, 2008 TO BE EFFECTIVE IMMEDIATELY.

Edge Petroleum Corporation

By:	/s/ David F. Work
Name:	David F. Work
Title:	Chairman, Compensation Committee of
Board of Directors

Edge Petroleum Corporation

/s/ John W. Elias
John W. Elias
“Executive”